REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To State Street Bank and Trust Company, Owner Trustee of College and University Facility Loan Trust Two:

In planning and performing our audit of the financial statements of College and University Facility Loan Trust Two (a Massachusetts business trust) (the Trust) for the year ended November 30, 2000, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Trust is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. The objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider weaknesses as defined above as of November 30, 2000.

This report is intended solely for the information and use of the Owner Trustee and the Securities and Exchange Commission.


/s/ Arthur Andersen LLP

Boston, Massachusetts
January 3, 2001
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         This report is signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 29th day of January, 2001.



                                            COLLEGE AND UNIVERSITY FACILITY
                                              LOAN TRUST TWO

                                            By: State Street Bank and Trust
                                            Company, not in its individual
                                            capacity, but solely as Owner
                                            Trustee under a Declaration of Trust
                                            dated March 11, 1988 and amended and
                                            restated on May 12, 1988, and
                                            December 4, 1989.


                                            By Diana J. Kenneally
                                               Assistant Secretary
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                                                          COLLEGE AND UNIVERSITY
                                                         FACILITY LOAN TRUST TWO



                                                            FINANCIAL STATEMENTS
                                                               NOVEMBER 30, 2000